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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our report dated February 23, 2001 on the financial statements of Shamrock Logistics Operations, L.P. (successor to the Ultramar Diamond Shamrock Logistics Business) as of December 31, 1999 (predecessor) and 2000 (successor) and for the years ended December 31, 1998 and 1999 and the six months ended June 30, 2000 (predecessor) and for the six months ended December 31, 2000 (successor) and our reports dated March 21, 2001 on the financial statements of Shamrock Logistics, L.P. and Riverwalk Logistics, L.P. and subsidiaries as of December 31, 2000 (and to all references to our firm) included in or made a part of this registration statement.


                                                         /s/ ARTHUR ANDERSEN LLP


San Antonio, Texas
April 6, 2001